UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2017

WECAST NETWORK, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building B4, Tai Ming International Business Court,

Tai Hu Town, Tongzhou District, Beijing, China 101116
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 31, 2017, Wecast Network, Inc. (the “Company”) through its PRC subsidiary Shanghai Blue World Investment Management Consulting Limited (“SVG WFOE”), entered into an Equity Agreement (the “Agreement”) with Shanghai Pulse Consulting Company Limited (“SPCC”), a non-related PRC company.

Pursuant to the Agreement, SVG WFOE sold, at cost, its entire 5.88% equity stake in Guizhou Sun Seven Stars Technology Trading Platform Limited (“GZ”), a PRC company formed in February 2017. The Company will not recognize any profit or loss on this transaction.

The Company determined that owning an equity stake in GZ was no longer prudent due to the financial uncertainty relating to the multiple projects and subsidiaries that GZ is in the process of starting. The Company will still have access to the RMB 80 million that was previously raised for GZ for the purpose of cost reimbursement and other uses, as the Company and GZ intend to continue to collaborate closely on a case by case basis.

The foregoing description of the Agreement is not purported to be complete and is qualified in its entirety by reference to the complete text of such agreement which will be filed as exhibit to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WECAST NETWORK, INC.

Date: April 6, 2017	By:	/s/ Bing Yang
Bing Yang
Chief Executive Officer